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                                                               Exhibit 99.(d)(7)

                          Marriott International, Inc.
               (to be renamed "Sodexho Marriott Services, Inc.")
                              10400 Fernwood Drive
                            Bethesda, Maryland 20817

                                                                  March 27, 1998

Re: Guaranty Fee for Guaranteed Senior Debt

Sodexho Alliance, S.A.
3, avenue Newton
78180 Montigny-le-Bretonneux
France

Ladies and Gentlemen:

   Reference is made to the Omnibus Restructuring Agreement (the "Omnibus Agreement") dated as of September 30, 1997, as amended, among Marriott International, Inc. (to be renamed "Sodexho Marriott Services, Inc.") (the "Borrower"), Marriott-ICC Merger Corp., New Marriott MI, Inc., Sodexho Alliance, S.A. (the "Guarantor") and International Catering Corporation. Pursuant to Section 3(d) of the Omnibus Agreement, the Borrower agreed to pay the Guarantor a guarantee fee equal to 0.5% per annum of the outstanding principal amount of the Borrower's indebtedness guaranteed by the Guarantor. The purpose of this letter is to set forth certain terms and conditions governing the payment of such guarantee fee.

   The Borrower hereby acknowledges that the Guarantor is executing as of the date hereof a Sodexho Guaranty (the "Guaranty") in favor of the Lender Parties (as defined in the Guaranty). In consideration of the agreement of the Guarantor to execute and perform the Guaranty, the Borrower hereby agrees as follows:

   1. On the last day of each fiscal quarter of the Borrower occurring after the date hereof, the Borrower shall pay to the Guarantor a fee (the "Guaranty Fee") equal to 0.5% per annum of the daily average aggregate principal amount of advances outstanding under the Credit Agreement (as defined in the Guaranty) during such quarter.

   2. Subject to Section 5 of the Guaranty, to the extent that the Guarantor makes any payments under the Guaranty, the Guarantor shall have a claim against the Borrower for reimbursement in the amount of any and all such payments, plus any costs associated with enforcing such claim. The right of the Guarantor to so proceed against the Borrower shall survive the termination of the Guaranty.
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   3. The Borrower's obligations to pay the Guaranty Fee hereunder shall remain in full force and effect from the date hereof until the date upon which the Guaranty is terminated and all amounts accrued hereunder shall have been paid in full.

   This letter agreement shall be governed by New York law.

                                             Very truly yours,

                                             MARRIOTT INTERNATIONAL, INC.
                                             (to be renamed "Sodexho Marriott
                                             Services, Inc.")

                                             /s/ Lawrence E. Hyatt
                                             ----------------------------------
                                             Name: Lawrence E. Hyatt
                                             Title: Vice President

Accepted and agreed as of
the date first above written:

SODEXHO ALLIANCE, S.A.

/s/ Bernard Carton
--------------------------------------
Name: Bernard Carton
Title: Senior Vice President and Chief
       Financial Officer